Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Carter Cromley	David Friedman
Savvis, Inc.	OgilvyPR Worldwide
(703) 667-6110	(303) 634-2674
carter.cromley@savvis.net	david.friedman@ogilvypr.com

Savvis Hires Former Ambassador to Lead

International Growth Strategy

Thomas T. Riley Appointed Senior Vice President, Managing Director Savvis International

ST. LOUIS, Mo., — January 26, 2009 — Savvis, Inc. (NASDAQ:SVVS), a global leader in outsourced managed computing and network infrastructure for IT applications, today announced the appointment of Thomas T. Riley as Senior Vice President, Managing Director Savvis International.

Reporting directly to Savvis CEO, Phil Koen, Riley is responsible for driving Savvis’ international growth strategy primarily in Europe, the Middle East, Africa, and Asia Pacific.

Riley has nearly three decades of experience in international business and technology. For the past five years, Riley served as the United States Ambassador to Morocco focusing on economic development and assisting US businesses in establishing or expanding operations.

Prior to his foreign service post, he served as President and CEO for several Silicon Valley technology companies from 1999-2003. Riley spent 14 years with Unity Systems, an international home and building controls business. He also served as the President and CEO of Web State, an online training company and ActivePhoto a provider of online digital photo services. He held previous roles in the US, Northern Ireland, England and France with TRW and General Resources Corporation. He began his career in engineering with Boeing.

Phil Koen commented, “Tom Riley is a proven leader who understands the requirements for growing a business on a global scale. We are seeing increasing opportunity in key regions such as EMEA and Asia Pac and Tom’s appointment reflects our ongoing commitment to grow revenue, improve profitability and operational efficiencies across our business globally.”

Riley holds a BS in Industrial Engineering from Stanford and was awarded an MBA from Harvard. As a past member of the diplomatic corps and an international business leader, Riley brings a wealth of experience to guide and accelerate Savvis’ growth in international markets.

“The growing demand for enterprise-class, managed IT solutions delivered over global IT infrastructure is creating new opportunities for organizations to grow their businesses on an international scale,” Riley said. “Having led managed hosting models earlier in my career I understand why organizations are increasingly turning to managed IT solutions. Savvis is in a great position to fill this need and I look forward to working closely with Phil and leading Savvis’ International team.”

About Savvis

Savvis, Inc. (NASDAQ:SVVS) is an outsourcing provider of managed computing and network infrastructure for IT applications. By outsourcing to Savvis, enterprises can focus on their core business while Savvis ensures the quality of their IT infrastructure. Leading IT organizations around the world have selected Savvis to help them improve their service levels, reduce capital expense and deal with the rising costs of bandwidth, energy, real estate, staff and expertise. As a pioneer in utility computing, Savvis understands and harnesses the latest advances in technology like virtualization, cloud computing and support process automation. For more information about Savvis, visit www.savvis.net

Savvis Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could affect actual results are set forth as risk factors in Savvis’ SEC reports and filings, including its annual report on Form 10-K and all subsequent filings as well as the risk that potential product cost and performance benefits may not be realized for any particular customer. Savvis assumes no obligation to update or supplement forward-looking statements.

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